                                                                    (Exhibit 11)

                        INTERNATIONAL PAPER COMPANY
           STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                               (Unaudited)
                  (In millions, except per share amounts)


                                                                      Three Months Ended            Nine Months Ended
                                                                        September 30,                 September 30,
                                                                 -----------------------------  ---------------------------
                                                                     2001            2000          2001           2000
                                                                 -------------   -------------  ------------  -------------
Net earnings (loss) before extraordinary items
   and cumulative effect of accounting change                          $ (275)          $ 175        $ (570)         $ 689
Effect of dilutive securities
   Preferred securities of subsidiary trust                                 -               -             -             12
                                                                       ------           -----        ------          -----
Net earnings (loss) before extraordinary items and cumulative
   effect of accounting change - assuming dilution                     $ (275)          $ 175        $ (570)         $ 701
                                                                       ======           =====        ======          =====
Average common shares outstanding                                       482.9           481.6         482.9          438.9
Effect of dilutive securities
   Preferred securities of subsidiary trust                                 -               -             -            8.3
   Stock options                                                            -             0.1             -            0.3
                                                                       ------           -----        ------          -----
Average common shares outstanding  - assuming dilution                  482.9           481.7         482.9          447.5
                                                                       ======           =====        ======          =====
Earnings (loss) per common share before extraordinary items
   and cumulative effect of accounting change                         $ (0.57)         $ 0.36       $ (1.18)        $ 1.57
                                                                       ======           =====        ======          =====
Earnings (loss) per common share before extraordinary items
   and cumulative effect of accounting change - assuming dilution     $ (0.57)         $ 0.36       $ (1.18)        $ 1.57
                                                                       ======           =====        ======          =====

Note: If an amount does not appear in the above table, the security was antidilutive for the period presented.